ASSUMPTION OF SPECIAL SERVICER OBLIGATIONS

August 18, 2026

TO THE PARTIES ON THE ATTACHED SCHEDULE

Re:          Assumption of Special Servicer Obligations with respect to VRTX Trust 2025-HQ Commercial Mortgage Pass-Through Certificates, Series 2025-HQ (the “Agreement”).

Reference is made herein to the Trust and Servicing Agreement, dated as of August 1, 2025, among Morgan Stanley Capital I Inc., as Depositor, Trimont LLC, as Servicer, Situs Holdings, LLC, as Special Servicer, and Computershare Trust Company, National Association, as Trustee,  Certificate Administrator, and Custodian (the “TSA”). Reference is further made to the Agreement Between Noteholders (the “Noteholder Agreement”) dated August 14, 2025 between Morgan Stanley Bank, N.A. as Initial Note A-1-1 Holder, Initial Note-A-1-2 Holder, Initial Note B-1 Holder, Initial Note C-1 Holder, Initial Note D-1 Holder, and Initial Note E-1 Holder, Bank of Montreal as Initial Note A-2-1 Holder, Initial Note-A-2-2 Holder, Initial Note B-2 Holder, Initial Note C-2 Holder, Initial Note D-2 Holder, and Initial Note E-2 Holder, Goldman Sachs Bank USA as Initial Note A-3-1 Holder, Initial Note-A-3-2 Holder, Initial Note B-3 Holder, Initial Note C-3 Holder, Initial Note D-3 Holder, and Initial Note E-3 Holder, and JPMorgan Chase Bank, National Association, as Initial Note A-4-1 Holder, Initial Note-A-4-2 Holder, Initial Note B-4 Holder, Initial Note C-4 Holder, Initial Note D-4 Holder, and Initial Note E-4 Holder. Capitalized terms used herein but not defined shall have the meanings given to them in the TSA or the Noteholder Agreement as applicable.

Pursuant to Sections 7.1(e) and 7.1(h) of the TSA and Section 7 of the Noteholder Agreement, Argentic Services Company LP (“Argentic”) hereby agrees to (i) accept the appointment as Special Servicer under the TSA and (ii) assume and perform punctually all of the responsibilities, duties and liabilities designated to the “Special Servicer” under the TSA from and after the date hereof. Argentic agrees that, as of the date hereof, it is and shall be a party to the TSA and bound thereby to the full extent indicated therein in the capacity of successor Special Servicer under the TSA.

As of the execution of this Agreement (the “Effective Date”), Argentic represents and warrants that Argentic satisfies all eligibility requirements applicable to the Special Servicer contained in the TSA and the Noteholder Agreement. In addition, as of the Effective Date, Argentic hereby also makes the representations and warranties set forth in Section 2.7(a) of the TSA mutatis mutandis with all references to “Agreement” in Section 2.7(a) of the TSA to include this Assumption of Special Servicer Obligations; provided that Section 2.7(a)(i) is hereby modified to read “the Special Servicer is a limited partnership, duly organized, validly existing and in good standing under the laws of the state of Delaware”.

As of the Effective Date Trustee acknowledges (i) that the conditions precedent as set forth in the TSA and the Noteholder Agreement have been satisfied in full, (ii) that Situs Holdings, LLC has been removed as the Special Servicer, and (iii) that Argentic has been appointed as the successor Special Servicer.  On and after the Effective Date, Trustee shall look solely to Argentic for performance (including all rights, obligations and liabilities) of the obligations required under the TSA with respect to the Special Servicer.

On and after the Effective Date, all demands, notices, consents, approvals, requests and other communications to the Special Servicer hereunder or under the TSA with respect to the Special Servicer shall be delivered in accordance with Section 12.5 of the TSA to the following:

Argentic Services Company LP

740 East Campbell Rd. Suite 600

Richardson, Texas 75081

Attention: Andrew Hundertmark and John Mayfield

Email: ahundertmark@argenticservices.com; jmayfield@argenticservices.com

This Agreement and any claim, controversy or dispute arising under or related to or in connection with this Agreement, the relationship of the parties, and/or the interpretation and enforcement of the rights and duties of the parties will be governed by the laws of the State of New York without regard to any conflicts of law principles other than Section 5-1401 of the New York General Obligations Law.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns.

This Agreement may be executed in any number of counterparts and all of such counterparts shall together constitute one and the same instrument.  Delivery of an executed counterpart of a signature page of this Agreement in Portable Document Format (PDF) or by facsimile transmission shall be as effective as delivery of a manually executed original counterpart of this Agreement.

The parties agree to execute, acknowledge and deliver such further instruments and documents as may be reasonably requested by any party to carry out the intent of this Agreement.

This Agreement may be amended from time to time by the parties hereto, but only by written instrument signed by the parties hereto.

ARGENTIC SERVICES COMPANY LP, a Delaware limited partnership

By: /s/ Bruce Rickert

Name: Bruce Rickert

Title: Authorized Signatory

SCHEDULE 1

DISTRIBUTION LIST

Trustee and Certificate Administrator

Computershare Trust Company, National Association

9062 Old Annapolis Road

Columbia, Maryland 21045

Attention: Corporate Trust Services (CMBS) – VRTX 2025-HQ

with copies to:

CCTCMBSBondAdmin@computershare.com

trustadministrationgroup@computershare.com